UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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☑ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12
MONEYGRAM INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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MoneyGram Tower
1550 Utica Avenue South
Minneapolis, Minnesota 55416
March 31, 2006
Dear MoneyGram Stockholder:
      You are invited to attend our 2006 Annual Meeting of Stockholders, which will be held at 9:00 a.m. Central Time on Tuesday, May 9, 2006 in the Grand Ballroom I of The Grand Hotel, located at 615 Second Avenue South, Minneapolis, Minnesota.
      Details of the business to be conducted at the meeting are described in the attached Notice of Annual Meeting of Stockholders and the attached proxy statement. No admission tickets or other credentials will be required for attendance at the meeting. You may use the hotel’s valet parking, or you may park in the Northstar Hotel parking ramp, which is directly across the street from The Grand Hotel. No complimentary parking will be available.
      Directors and officers will be available at the meeting to speak with you. There will be an opportunity during the meeting for your questions regarding the affairs of MoneyGram and for a discussion of the business to be considered at the meeting as explained in the Notice and proxy statement.
      Your vote is important. Whether or not you plan to attend the meeting, please sign, date, and return the enclosed proxy card in the envelope provided, or you may vote by telephone or on the internet as described on your proxy card. If you plan to attend the meeting, you may vote in person.
      We look forward to seeing you at the meeting.
Sincerely,

Robert H. Bohannon Chairman	Philip W. Milne President and Chief Executive Officer

PROXY STATEMENT
PROPOSAL 1: ELECTION OF DIRECTORS
BOARD OF DIRECTORS AND GOVERNANCE
SECURITY OWNERSHIP OF MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AUDIT COMMITTEE REPORT
INFORMATION REGARDING INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
HUMAN RESOURCES COMMITTEE REPORT
STOCKHOLDER RETURN PERFORMANCE GRAPH
EXECUTIVE COMPENSATION AND OTHER INFORMATION
EXECUTIVE EMPLOYMENT AGREEMENT AND SEVERANCE PLANS
PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2006
VOTING PROCEDURES
STOCKHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING
ANNUAL REPORT TO STOCKHOLDERS AND FORM 10-K
OTHER MATTERS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

March 31, 2006
      The Annual Meeting of Stockholders of MoneyGram International, Inc., will be held at 9:00 a.m. Central Time on Tuesday, May 9, 2006 in the Grand Ballroom I of The Grand Hotel, 615 Second Avenue South, Minneapolis, Minnesota for the following purposes:
      1. To elect four directors;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2006; and

3.	To act upon any other matters which may properly come before the meeting and any adjournments.
      Only stockholders of record of common stock at the close of business on March 10, 2006 are entitled to receive this notice and to vote at the meeting.
      Our 2005 Annual Report, including financial statements, is included with your proxy materials.
      To assure your representation at the meeting, please access the automated telephone voting feature or the internet voting option described on the proxy card, or vote, sign and mail the enclosed proxy card as soon as possible. We have enclosed a return envelope, which requires no postage if mailed in the United States.

By Order of the Board of Directors

Teresa H. Johnson
Executive Vice President, General Counsel and Secretary
PLEASE VOTE — YOUR VOTE IS IMPORTANT

MONEYGRAM INTERNATIONAL, INC.
1550 Utica Avenue South
Minneapolis, Minnesota 55416
ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT

Annual Meeting	Tuesday, May 9, 2006 9:00 a.m., Central Time	The Grand Hotel 615 Second Avenue South Minneapolis, Minnesota 55402

Purpose	1. Elect four directors.

2. Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2006.

3. Any other proper business.

Proxies Solicitation	We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees, in person or by telephone, electronic transmission or facsimile transmission.

First Mailing Date	We anticipate mailing the proxy statement on or about March 31, 2006.

Record Date	March 10, 2006. On the record date, 85,230,884 shares of our common stock were outstanding.

Voting	You are entitled to vote at the meeting if you are a holder of record on the record date. Each share of common stock is entitled to one vote. You may vote in person at the meeting, by automated telephone voting, on the internet, or by proxy.

Proxies	We will vote signed returned proxies “FOR” the Board’s director nominees and “FOR” the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2006, unless you vote differently on the proxy card. The proxy holders will use their discretion on other matters. If a nominee cannot or will not serve as a director, the proxy may be voted for another person as the proxy holders decide. If you are a participant in the MoneyGram International, Inc. 401(k) Plan, your proxy is a voting instruction to the plan’s trustee. See “Voting Procedures” in this Proxy Statement.

Revoking Your Proxy	You may revoke your proxy before it is voted at the meeting. To revoke your proxy, follow the procedures listed under “Voting Procedures” in this Proxy Statement.

Your Comments	Your comments about any aspects of our business are welcome. Although we may not respond on an individual basis, your comments receive consideration and help us measure your satisfaction.
PLEASE VOTE — YOUR VOTE IS IMPORTANT

PROPOSAL 1: ELECTION OF DIRECTORS
Background
      MoneyGram International, Inc. (“MoneyGram,” “we” or “us”) became an independent public company on June 30, 2004 when all of our outstanding common stock was distributed to the stockholders of Viad Corp (“Viad”) in a tax-free spin-off transaction (referred to in this proxy statement as the “Spin-Off”). We continue the payment services businesses conducted by Viad prior to the Spin-Off, and Viad continued its remaining businesses. Upon completion of the Spin-Off, the existing directors of Viad were elected to the first Board of Directors of MoneyGram, along with our Chief Executive Officer, Philip W. Milne. Several members of our Board of Directors resigned from their directorships at Viad following the Spin-Off, and four continue to serve as directors of both companies. The directorships held by each director of MoneyGram are listed below in their respective biographies. We held our first annual meeting of stockholders as a separate public company on May 10, 2005, at which our stockholders elected three directors for terms expiring at the 2008 annual meeting.
Board Structure
      The Board of Directors of MoneyGram is divided into three classes, with the number of directors divided as equally as possible among the three classes. Directors are elected for staggered terms of three years. If a vacancy exists or occurs during the year, the vacant directorship may be filled by the affirmative vote of a majority of the remaining directors for a term expiring at the annual meeting of stockholders, at which the term of office of the class to which such director has been elected expires. Each director holds office until a successor has been duly elected and qualified. There are currently 11 members of the Board. Four directors are standing for election at this year’s annual meeting.
      Information about the four nominees for election as directors and the seven directors whose terms of office will continue after the annual meeting is set forth below.
Director Nominees
      Messrs. Robert H. Bohannon, Donald E. Kiernan, Douglas L. Rock and Othón Ruiz Montemayor are nominated for three-year terms expiring in 2009. These nominees and the other directors have served as directors of MoneyGram since the Spin-Off, except for Mr. Othón Ruiz Montemayor who was elected by the Board on August 18, 2005 in accordance with our bylaws to fill a newly created vacancy and to serve for an initial term expiring at the 2006 annual meeting of stockholders.
      The Board of Directors is informed that each of the four nominees is willing to serve as a director. However, if any nominee cannot or will not serve as a director, the proxy may be voted for another person as the persons named on the proxies decide.

Robert H. Bohannon	Mr. Bohannon is the Chairman, President and Chief Executive Officer of Viad, our former parent company and currently a convention and event services, exhibit design and construction, and travel and recreation services company, positions he has held since 1997. From 1993 to 1996, he was President and Chief Executive Officer of Travelers Express Company, Inc., the Viad subsidiary that conducted the MoneyGram payment services business prior to the Spin-Off. Age 61.

Donald E. Kiernan	Mr. Kiernan is the retired Senior Executive Vice President and Chief Financial Officer of SBC Communications, Inc., a telephone, wireless and data communication services company. He served as Chief Financial Officer of SBC Communications, Inc. from 1993 until his retirement in 2001. He is also a director of Health Management Associates, Inc., a hospital and medical services company; LaBranche & Co. Inc., a broker-dealer specialist firm; and Seagate Technology, a technology services company. Age 65.

Douglas L. Rock	Mr. Rock is the Chairman of the Board of Directors, a position that he has held since 1991, and Chief Executive Officer, a position he has held since

1989, of Smith International, Inc., a worldwide supplier of products and services to the oil and gas exploration and production industry. He is also a director of CE Franklin Ltd., a Canadian supplier of products and services to the energy industry. Age 59.

Othón Ruiz Montemayor	Mr. Ruiz is Chairman of Grupo Inversiones Monterrey, S.A. de C.V., a private investment firm, a position he has held since 2004. He was Chief Executive Officer of Grupo Financiero Banorte S.A. de C.V., a bank group in Mexico from 1996 to 2004. Prior to that, he served in various positions at Fomento Económico Mexicano, S.A. de C.V., a holding company whose principal businesses include the production and distribution of beverages and packaging materials, operation of convenience stores, and logistics management, including Chief Financial Officer from 1974 until 1985 and Chief Executive Officer from 1985 until 1995. Mr. Ruiz also serves as Chairman of the Board of Directors of BanRegio Grupo Financiero S.A. de C.V., a bank headquartered in Monterrey, Mexico. Age 62.

Board Voting Recommendation
      The Board recommends to the stockholders that they vote “FOR” the election of the director nominees. The four director nominees receiving the highest number of votes will be elected.
Directors Continuing in Office

For Terms Expiring at the 2007 Annual Meeting:

Jess T. Hay	Mr. Hay has served as Chairman of the Texas Foundation for Higher Education, a non-profit organization promoting higher education in the State of Texas, since 1987 and as Chairman of HCB Enterprises Inc., a private investment firm, since 1995. In 1994, Mr. Hay retired after 29 years of service as Chief Executive Officer of Lomas Financial Group, a financial services company. He retired from service on the board of SBC Communications Inc., a telephone communications company, in 2004 and the board of Exxon Mobil Corporation, a petroleum refining company, in 2001. He is currently a director of Trinity Industries, Inc., an industrial transportation company, and Viad. Age 75.

Linda Johnson Rice	Ms. Johnson Rice serves as President and Chief Executive Officer, and a director, of Johnson Publishing Company, Inc., publisher of Ebony and Jet magazines, a position that she has held since 2002. From 1987 to 2002, she was President and Chief Operating Officer of that company. She is a director of Bausch & Lomb Inc., an ophthalmic goods company; Kimberly-Clark Corporation, a paper products company; and Omnicom Group Inc., an advertising services company. Age 48.

Albert M. Teplin	Mr. Teplin is an economist and since 2003 has served as a consultant to the Board of Governors of the Federal Reserve System, the U.S. Department of Commerce, the International Monetary Fund and the European Central Bank. Mr. Teplin served as Senior Economist for the Board of Governors of the Federal Reserve System from 2001 to 2003 and was Chief of the Flow of Funds Section of the Board of Governors of the Federal Reserve System from 1989 to 2001. Mr. Teplin is also a director of Viad. Age 60.

Timothy R. Wallace	Mr. Wallace is Chairman, President and Chief Executive Officer of Trinity Industries, Inc., a diversified manufacturer of railcars, barges, highway safety products and various other industrial equipment, a position he has held since 1999. He was Chief Operating Officer of Trinity Industries, Inc. from 1996 through 1998. Age 52.

For Terms Expiring at the 2008 Annual Meeting:

Judith K. Hofer	Ms. Hofer is the retired President and Chief Executive Officer of May Merchandising/ MDSI, a May Department Stores Company, from 2000 to 2002, and thereafter a consultant to the May Department Stores Company from 2002 to 2005. Prior to that, Ms. Hofer served as President and Chief Executive Officer of Filene’s, a division of The May Department Stores Company, from 1996 to 2000. She is also a director of Payless Shoe Source, Inc., a retail shoe company; and Viad. Age 66.

Robert C. Krueger	Mr. Krueger is a public speaker and former U.S. Congressman, U.S. Ambassador-at-Large and Coordinator for Mexican Affairs, U.S. Ambassador, U.S. Senator, Duke University professor and dean, and Distinguished Visiting Professor at Rice University, University of Texas and Texas State University. Mr. Krueger has acted as a consultant to third party businesses interested in international trade and U.S. government policy since 2000. Mr. Krueger was a Visiting Research Fellow at Merton College, Oxford University in 2000, and prior thereto was U.S. Ambassador to Burundi from 1994 to 1996, U.S. Ambassador to Botswana, and Special Representative of the U.S. Secretary of State to Southern African Development Community from 1996 to 2000. Age 70.

Philip W. Milne	Mr. Milne currently serves as our President, Chief Executive Officer and director, positions he has held since June 2004. He is also currently the President and Chief Executive Officer of our principal operating subsidiary, a position he has held since 1996. Mr. Milne joined the company in 1991 and served as General Manager of the official check business from 1991 until early 1992, as Vice President, General Manager of the Payment Systems segment from 1992 until early 1993, and as Vice President, General Manager of the Retail Payment Products group from 1993 to 1996. Age 46.
BOARD OF DIRECTORS AND GOVERNANCE
Corporate Governance Guidelines
      Our Board has adopted Corporate Governance Guidelines that describe:

•	corporate values and ethical business conduct;

•	duties of directors;

•	Board operations and Committee matters;

•	director qualifications and selection process;

•	director compensation;

•	director independence standards;

•	chief executive officer evaluation;

•	management succession;

•	process for stockholders to communicate with directors; and

•	annual Board evaluations.
      The Guidelines are available in the Investor Relations section of our website at www.moneygram.com. Copies of the Guidelines are also available in print to any stockholder who submits a request to MoneyGram International, Inc., 1550 Utica Avenue South, Minneapolis, Minnesota 55416, Attention: Corporate Secretary.

Board Meetings
      The Board of Directors held four regular meetings during 2005. Each director attended at least seventy-five percent of the aggregate number of meetings of the Board and meetings of the Committees on which the director served.
Director Independence
      The Board has determined that the following directors are independent within the meaning of the listing standards of the New York Stock Exchange, applicable Securities and Exchange Commission (“SEC”) regulations and the standards for independence contained in our Corporate Governance Guidelines: Jess T. Hay, Judith K. Hofer, Linda Johnson Rice, Donald E. Kiernan, Robert C. Krueger, Douglas L. Rock, Othón Ruiz Montemayor, Albert M. Teplin and Timothy R. Wallace.
Board Committees
      The Board maintains four Committees: Corporate Governance and Nominating Committee, Audit Committee, Human Resources Committee, and Finance and Investment Committee. Each Committee of the Board has a separate written charter that is available in the Investor Relations section of our website at www.moneygram.com. Copies of the Committee charters are also available in print to any stockholder who submits a request to MoneyGram International, Inc., 1550 Utica Avenue South, Minneapolis, Minnesota 55416, Attention: Corporate Secretary.
      Membership on the Corporate Governance and Nominating, Audit, and Human Resources Committees is limited to independent directors. The Board of Directors has determined that each member of these Committees is an independent director within the meaning of the listing standards of the New York Stock Exchange, applicable SEC regulations and the standards for independence in our Corporate Governance Guidelines.
      Each Committee of the Board reports regularly to the full Board and annually evaluates its own performance. The Committees meet periodically during the year, usually in conjunction with regular meetings of the Board. The primary responsibilities of the Committees are summarized below.
      •  Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is responsible for recommending to the Board of Directors a slate of directors for election by the stockholders at each annual meeting and for proposing candidates to fill any vacancies on the Board. The Committee is also responsible for an assessment of the Board’s performance. The Committee reviews, and from time to time proposes changes to, our Corporate Governance Guidelines and the compensation and benefits of non-employee directors. The Committee has authority to retain a search firm to identify director candidates and to retain a compensation consultant to assist in the evaluation of director compensation. The Committee held four regular meetings and one special meeting during 2005. Current members: Ms. Johnson Rice (Chair), and Messrs. Hay, Krueger and Wallace.
      •  Audit Committee. The Audit Committee appoints our independent registered public accounting firm and assists the Board in monitoring the quality and integrity of our financial statements, our compliance with legal and regulatory requirements and the independence and performance of our internal auditor and our independent registered public accounting firm. The Committee conducts regularly scheduled executive sessions with management and with our independent registered public accounting firm. The independent registered public accounting firm reports directly to the Committee. The Committee held eight regular meetings and one special meeting during 2005. Current members: Mr. Kiernan (Chair), Ms. Hofer, and Messrs. Rock and Teplin.
      The Board has determined that all members of the Audit Committee are financially literate under the listing standards of the New York Stock Exchange and that Donald E. Kiernan, Chair of the Audit Committee, qualifies as an “audit committee financial expert” under the rules of the SEC. The Board also has determined that Mr. Kiernan’s service on more than three audit committees of public companies does not impair his ability to serve effectively on the Audit Committee.

      •  Human Resources Committee. The Human Resources Committee oversees development and implementation of a compensation strategy designed to enhance profitability and stockholder value. The Committee also reviews and approves, subject to ratification by independent members of the Board, the salary and other compensation of the Chief Executive Officer, approves salaries and other compensation of executive officers, determines incentive compensation targets and awards under various compensation plans and makes grants of stock options and other awards under our stock incentive plans, including grants of equity compensation to non-employee directors. As authorized, the Committee retained a compensation consultant in 2005 to assist in the evaluation of senior executive compensation. The Committee held four regular meetings during 2005. Current members: Mr. Hay (Chair), Mmes. Hofer and Johnson Rice, and Mr. Wallace.
      •  Finance and Investment Committee. The Finance and Investment Committee assists the Board in establishing and monitoring compliance with policies regarding investments, capital, foreign currency and credit. The Committee also reviews recommendations regarding strategic equity investments, acquisitions, dispositions, equity offerings and indebtedness, and may approve expenditures and acquisitions subject to limitations established by the Board of Directors. In addition, the Committee receives reports concerning the pension trust investment performance. The Committee held five regular meetings and two special meetings in 2005. Current members of the Committee are: Messrs. Rock (Chair), Hay, Kiernan, Ruiz and Teplin.
Meetings of Non-Management Directors
      The Board schedules regular executive sessions of the non-management directors. Mr. Hay was appointed in August 2004 as the Presiding Director to preside at executive sessions for a term of two years. In 2005, the Board held three executive sessions of the non-management directors, which included all directors except Mr. Milne. Two executive sessions of the independent directors, which includes all directors except Messrs. Bohannon and Milne, were held in 2005.
Attendance at Annual Stockholder Meetings
      Under our Corporate Governance Guidelines, directors are expected to attend the annual meeting of stockholders, Board meetings and meetings of Committees on which they serve. All the directors then in office attended our 2005 annual meeting of stockholders.
Director Nominations
      Our Corporate Governance Guidelines describe the process for selection of director nominees, including desired qualifications. Although there are no minimum qualifications for nominees, a candidate for Board service must possess the ability to apply good business judgment, have demonstrated the highest level of integrity, be able to properly exercise the duties of loyalty and care in the representation of the interests of our stockholders and must be able to represent all of our stockholders fairly and equally. Candidates should also exhibit proven leadership capabilities, and experience in business, finance, law, education, technology or government. In addition, candidates should have an understanding regarding major issues facing public companies similar in scope to MoneyGram. Experience in payment or financial services would be an added benefit. Candidates must have, and be prepared to devote, adequate time to the Board and its Committees. The Corporate Governance and Nominating Committee will seek to promote through the nomination process an appropriate diversity on the Board of experience (including international experience), expertise, perspective, age, gender and ethnicity. The Board will also consider the independence of a nominee under the listing standards of the New York Stock Exchange, applicable SEC regulations and the Board’s standards for independence which are part of our Corporate Governance Guidelines.
      In general, candidates for Board membership are evaluated, regardless of the source of the nomination, by the Corporate Governance and Nominating Committee for recommendation to the Board in accordance with the Committee’s charter and the procedures described in the Corporate Governance Guidelines. The Committee has employed a third party search firm to assist in identifying director candidates.

      A stockholder making a nominating recommendation for the election of a director must ensure that the nomination complies with our bylaw provisions on making stockholder proposals at an annual meeting. For information regarding stockholder proposals for our 2007 annual meeting, see the section below entitled “Stockholder Proposals for the 2007 Annual Meeting.”
Stockholder Communications with Board of Directors
      Stockholders may communicate directly with our Board of Directors, an individual director, our Presiding Director or the non-management directors as a group by submitting the communication in writing to the attention of the Secretary at the following address: MoneyGram International, Inc., 1550 Utica Avenue South, Minneapolis, Minnesota 55416, Attention: Corporate Secretary. The Corporate Secretary will forward all communications to the directors on a periodic basis, generally in advance of the Board’s next regularly scheduled meeting. At the instruction of the Board Chair, communications directed to the Board as a whole, but relating to the area of competence of one of the Board’s Committees, will be delivered to that Committee, with a copy to the Board Chair. The text of our Policy on Stockholder Communications with the Board of Directors is contained in our Corporate Governance Guidelines which are posted in the Investor Relations section of our website at www.moneygram.com.
Code of Ethics
      All of our directors and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions, are subject to our Code of Ethics, our Always Honest policy and the provisions regarding corporate values and ethical business conduct contained in our Corporate Governance Guidelines. These documents are available in the Investor Relations section of our website at www.moneygram.com. Copies of these documents are also available in print to any stockholder who submits a request to MoneyGram International, Inc., 1550 Utica Avenue South, Minneapolis, Minnesota 55416, Attention: Corporate Secretary.
Compensation of Directors
      Each non-employee director receives compensation for service on the Board of Directors and its Committees as described below. Directors who are also officers or employees of MoneyGram (only Mr. Milne) do not receive any special or additional remuneration for service on the Board of Directors or any of its Committees. MoneyGram’s philosophy is to provide competitive compensation and benefits consistent with attracting and retaining quality non-employee directors. The Board believes that a substantial portion of director compensation should consist of equity-based compensation.
      •  Retainers and Fees. Mr. Bohannon receives an annual retainer of $300,000 for his services as Chairman of the Board of Directors, in accordance with terms negotiated at the time of the Spin-Off. Non-employee directors, other than the Chairman, receive an annual retainer, the amount of which was increased from $30,000 to $40,000 in August 2005. Committee Chairs receive an additional annual retainer of $5,000, except for the Audit Committee Chair, who receives an additional annual retainer of $10,000. The retainers are payable quarterly, in arrears, other than the Chairman’s retainer, which is payable semi-monthly. Non-employee directors other than the Chairman also receive a fee of $1,600 for each Board meeting attended and a fee of $1,500 for each Committee meeting attended.
      •  Deferred Compensation Plans. After the Spin-Off, non-employee directors were eligible to defer, in the form of cash or MoneyGram stock units, retainers and meeting fees earned through December 31, 2004 pursuant to the Deferred Compensation Plan for Directors of MoneyGram International, Inc. (the “2004 Director Deferred Compensation Plan”). Deferrals were discontinued under the 2004 Director Deferred Compensation Plan on December 31, 2004, and the Board of Directors adopted the 2005 Deferred Compensation Plan for Directors of MoneyGram International, Inc. (the “2005 Director Deferred Compensation Plan”), pursuant to which participants may defer retainers and meeting fees earned since January 1, 2005. In November 2005, the 2005 Director Deferred Compensation Plan was amended to allow directors to defer their annual restricted stock awards beginning with the 2006 stock award. Deferred amounts under the 2004 Director Deferred Compensation Plan and the 2005 Director Deferred Compensation Plan are credited quarterly and are payable in cash after termination of a director’s service on the Board. Amounts deferred in the form of cash receive interest at the rate of long-term medium-quality bonds. Amounts deferred in the form of stock units are converted to units based on the value of MoneyGram’s common stock on the last business day of the quarter and are payable upon distribution in cash based on the value of MoneyGram’s common stock calculated in accordance with the terms of the applicable plan. Stock units are credited with additional stock units in an amount equal to any dividends paid to MoneyGram stockholders. The 2004 Director Deferred Compensation Plan and the 2005 Director Deferred Compensation Plan are plans covered under the MoneyGram International, Inc. Outside Directors’ Deferred Compensation Trust, a grantor trust established to fund obligations under the plans in the event of an actual or potential change of control (as defined in the trust).
      •  Option and Restricted Stock Grants. Non-employee directors receive an initial grant of a non-qualified stock option to purchase 2,500 shares of MoneyGram common stock and 1,000 shares of restricted stock upon election or appointment to the Board, and an equivalent additional grant in February of each year during their term. Stock options granted to non-employee directors have an exercise price equal to the fair market value of MoneyGram common stock on the date of the grant, and vest in three equal annual installments beginning on the first anniversary of the date of the grant. Shares of restricted stock granted to non-employee directors vest in full on the first anniversary of the date of the grant. On June 30, 2005, in consideration of his service as Chairman of the Board, Mr. Bohannon received a grant of 50,000 shares of restricted stock, fifty percent of which vested on the date of grant and the remaining fifty percent of which will vest at the time of our 2006 annual stockholder meeting.
      •  Charitable Award Program. Non-employee directors may participate in the Directors’ Matching Gift Program. The program provides for corporate matching of charitable contributions made by non-employee directors, on a dollar-for-dollar basis, up to an aggregate maximum of $5,000 per year.
      •  Other Benefits. We provide non-employee directors with accidental death and dismemberment insurance benefits of $300,000, travel accident insurance benefits of $300,000 when they are traveling on corporate business, and directors and officers liability insurance. In addition, for one meeting per year, MoneyGram covers the travel related costs for a guest of each director to attend.
SECURITY OWNERSHIP OF MANAGEMENT
Ownership Guidelines for Directors and Officers
      We believe that it is important to align the financial interests of our directors and officers with those of our stockholders. We have adopted guidelines which specify the minimum amount of stock that directors and officers are expected to own. Stock units are subject to market risk in the same manner as common stock because they have a value equal to the market price of our common stock. The guidelines require officers of MoneyGram to own stock on a direct or indirect basis, including stock units, which have a value within a range of one and one-half to five times that individual’s annual base salary, depending on their position. Officers are expected to make meaningful progress toward meeting their ownership guidelines within a period of five years from the date the guidelines were adopted, or from the date such person becomes an officer. The guidelines call for each non-employee director to own stock or stock units which have a value equal to five times the annual retainer payable to the director.
Beneficial Ownership
      The following table sets forth information as of February 17, 2006 concerning beneficial ownership of our common stock and stock units by each director and director nominee, each of the executive officers named in the Summary Compensation Table below and all of our directors and executive officers as a group. Except as otherwise indicated, a person has sole voting and investment power with respect to the common stock beneficially owned by that person.

	Amount and Nature
	of Beneficial		Percent of	Stock
Name of Beneficial Owner	Ownership (1)(2)(3)		Class (3)	Units (4)

Robert H. Bohannon	1,439,808		1.6%	–
Jess T. Hay	52,487		*	59,591
Judith K. Hofer	105,477		*	57,960
Donald E. Kiernan	22,522		*	12,906
Robert C. Krueger	16,751		*	–
Linda Johnson Rice	51,134		*	12,656
Douglas L. Rock	47,134		*	29,285
Othón Ruiz Montemayor	1,000		*	780
Albert M. Teplin	13,834		*	4,270
Timothy R. Wallace	47,134		*	15,031
Philip W. Milne	482,615		*	17,160
David J. Parrin	61,918		*	–
Anthony P. Ryan	129,373		*	–
William J. Putney	115,230		*	–
Mary A. Dutra	86,301		*	–
All Directors and Executive Officers as a Group (20 persons total)	2,874,773	(5)	3.2%	217,580

*	Less than 1%

(1)	Includes shares of restricted stock (for which individuals have sole voting power and no investment power), shares underlying options exercisable within 60 days of February 17, 2006 and shares beneficially held indirectly, as follows: Mr. Bohannon: 223,500 shares restricted stock, 939,534 option shares and 70,928 common shares beneficially held indirectly by family trust; Mr. Hay: 33,134 option shares and 236 common shares beneficially held indirectly by his spouse; Ms. Hofer: 1,000 shares restricted stock and 46,134 option shares; Mr. Kiernan: 19,501 option shares; Mr. Krueger: 14,751 option shares and 300 common shares beneficially held indirectly in custody for minor children; Ms. Johnson Rice: 1,000 shares restricted stock, 46,134 option shares and 1,000 shares beneficially held indirectly by corporation; Mr. Rock: 46,134 option shares; Mr. Ruiz: 1,000 shares restricted stock; Mr. Teplin: 12,834 option shares; Mr. Wallace: 46,134 option shares; Mr. Milne: 108,516 shares restricted stock and 298,981 option shares; Mr. Parrin: 19,980 shares restricted stock and 34,300 option shares; Mr. Ryan: 34,556 shares restricted stock and 76,051 option shares; Mr. Putney: 29,046 shares restricted stock and 68,436 option shares; and Ms. Dutra: 9,936 shares restricted stock and 56,147 option shares.

(2)	Includes the following shares held in the MoneyGram International, Inc. 401(k) Plan, for which participants have shared voting power and sole investment power, as follows: Mr. Milne: 9,702 shares; Mr. Parrin: 1,162 shares; Mr. Ryan: 4,511 shares; Mr. Putney: 3,738 shares; and Ms. Dutra: 3,964 shares.

(3)	Stock units are not included in the beneficial ownership totals or in the percent of ownership because the shares are not issued and there is no voting or investment power over the units, which are paid out in cash.

(4)	Stock units are held by directors and officers who participate in one or more of the deferred compensation plans described above under “Board of Directors and Governance — Compensation of Directors — Deferred Compensation Plans” and below under “Executive Compensation and Other Information — Deferred Compensation Plans.”

(5)	Includes 452,593 shares restricted stock, 1,885,268 option shares and 36,903 shares held in the MoneyGram International, Inc. 401(k) Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
      The following table sets forth information concerning beneficial ownership of our common stock by those persons known by us to be the beneficial owners of more than 5% of our outstanding common stock as of February 17, 2006. Except as otherwise indicated, a person has sole voting and investment power with respect to the common stock beneficially owned by that person.

	Amount and Nature of
Name and Address	Beneficial Ownership		Percent of Class

T. Rowe Price Associates, Inc. T. Rowe Price Mid-Cap Growth Fund, Inc. 100 E. Pratt Street Baltimore, MD 21202	9,406,907	(1)	10.6%

FMR Corp. Edward C. Johnson 3d Fidelity Management & Research Company 82 Devonshire Street Boston, MA 02109	6,999,809	(2)	7.9%

Shapiro Capital Management Company, Inc. Samuel R. Shapiro 3060 Peachtree Road, Suite 1555 N.W. Atlanta, GA 30305	4,969,446	(3)	5.6%

(1)	Based on an amendment to Schedule 13G filed on January 10, 2006. T. Rowe Price Associates, Inc. has sole voting power over 1,477,598 shares and sole dispositive power over 9,406,907 shares. Additionally, T. Rowe Price Mid-Cap Growth Fund, Inc. has sole voting power over 4,310,000 shares. T. Rowe Price reported that it serves as an investment adviser for individual and institutional clients and that no one client accounts for more than 5% of the total outstanding common stock.

(2)	Based on an amendment to Schedule 13G filed on February 14, 2006. FMR Corp. has sole voting power over 162,100 shares and sole dispositive power over 6,999,809 shares. Additionally, Edward C. Johnson 3d, chairman of FMR corp., has sole dispositive power over 6,999,809 shares. FMR Corp. reported that its wholly owned subsidiary Fidelity Management & Research Company serves as an investment adviser to various investment company clients and that no one client accounts for more than 5% of the total outstanding common stock.

(3)	Based on a Schedule 13G filed on February 9, 2006. Shapiro Capital Management Company, Inc. has sole voting power over 4,360,245 shares, shared voting power over 523,001 shares and sole dispositive power over 4,926,346 shares. Samuel R. Shapiro, chairman, director and majority shareholder of Shapiro Capital Management Company, Inc., has sole voting power over 43,100 shares and sole dispositive power over 43,100 shares. Shapiro Capital Management Company, Inc. reported that it serves as an investment adviser for individual and institutional clients and that no one client accounts for more than 5% of the total outstanding common stock.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934 requires that our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership of our securities with the SEC and the New York Stock Exchange. Based on our records and written representations from reporting persons, we believe that all reports for directors and executive officers that were required to be filed were filed in 2005 on a timely basis.

AUDIT COMMITTEE REPORT
      The Audit Committee of the Board of Directors is comprised of the following non-employee directors: Donald E. Kiernan (Chair), Judith K. Hofer, Douglas L. Rock and Albert M. Teplin. All of the members of the Audit Committee are independent within the meaning of the New York Stock Exchange listing standards, applicable SEC regulations and the standards for independence in our Corporate Governance Guidelines. In addition, the Board has determined that all members of the Audit Committee are financially literate under the New York Stock Exchange listing standards and that Mr. Kiernan qualifies as an “audit committee financial expert” under the rules of the SEC.
      The Audit Committee operates under a written charter adopted by the Board of Directors, which is evaluated annually. The charter of the Audit Committee is available in the Investor Relations section of our website at www.moneygram.com. The Audit Committee selects, evaluates and, where deemed appropriate, replaces MoneyGram’s independent registered public accounting firm. The Audit Committee also pre-approves all audit services, engagement fees and terms, and all permitted non-audit services.
      Management is responsible for MoneyGram’s internal controls and the financial reporting process. MoneyGram’s independent registered public accounting firm is responsible for performing an independent audit of MoneyGram’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report on MoneyGram’s consolidated financial statements. The Audit Committee’s responsibility is to monitor and oversee these processes.
      In this context, the Audit Committee has reviewed MoneyGram’s audited financial statements for fiscal year 2005 and has met and held discussions with management and Deloitte & Touche LLP (“Deloitte”), our independent registered public accounting firm. Management represented to the Audit Committee, and Deloitte concurred, that MoneyGram’s consolidated financial statements for fiscal year 2005 were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee discussed the consolidated financial statements with Deloitte. The Audit Committee discussed with Deloitte matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).
      The Audit Committee also reviewed and discussed with management its assessment and report on the effectiveness of MoneyGram’s internal control over financial reporting as of December 31, 2005, and with Deloitte its attestation report on management’s assessment of internal controls over financial reporting. We published these reports in MoneyGram’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.
      Deloitte also provided to the Audit Committee the written disclosure required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with Deloitte the accounting firm’s independence.
      Based upon the Audit Committee’s review and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in MoneyGram’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC.

Respectfully submitted,

Donald E. Kiernan (Chair)
Judith K. Hofer
Douglas L. Rock
Albert M. Teplin

INFORMATION REGARDING INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
      The aggregate fees billed to MoneyGram for fiscal years 2005 and 2004 by Deloitte & Touche LLP are as follows (in thousands):

	2005	2004

Audit fees(1)	$906	$627
Audit-related fees(2)	248	355
Tax fees(3)	-	50
All other fees	-	-

Total fees	$1,154	$1,032

(1)	Audit fees for 2005 and 2004 include the audit of MoneyGram’s consolidated financial statements, including quarterly reviews and the separate audits of the financial statements of our subsidiary Travelers Express Company, Inc. (“Travelers”) and its subsidiary MoneyGram Payment Systems, Inc. (“MPSI”) as required for regulatory purposes. Travelers and MPSI were merged effective December 31, 2005. Audit fees for 2005 also include the audit of MoneyGram’s management assessment of the design and effectiveness of MoneyGram’s internal controls over financial reporting.

(2)	Audit-related fees for 2005 and 2004 include professional services rendered in connection with an audit of the internal controls relating to the official check processing business (SAS 70 service organization report), regulatory compliance filings required by certain foreign countries in which MoneyGram conducts business, and audits of MoneyGram benefit plans. In addition, fees for 2005 include professional services rendered in connection with a shelf registration filing and an omnibus plan registration filing, and for 2004 include the professional services rendered in connection with the Form 10 filing for the Spin-Off.

(3)	Tax fees for 2004 include professional services rendered in connection with the review of MoneyGram’s tax returns and other tax compliance and planning matters.
      The Audit Committee pre-approves all audit and permitted non-audit services provided by the independent registered public accounting firm, including the fees and terms for those services. The Audit Committee has adopted a policy and procedures governing the pre-approval process for audit, audit-related and permitted non-audit services. The Audit Committee pre-approves audit and audit-related services in accordance with its review and approval of the engagement letter and annual service plan with the independent registered public accounting firm. Tax consultation and compliance services are considered by the Audit Committee on a project-by-project basis. Non-audit and other services will be considered by the Audit Committee for pre-approval based on business purpose, reasonableness of estimated fees and the potential impact on the firm’s independence. The Chair of the Audit Committee is authorized to grant pre-approval of audit or permissible non-audit services on behalf of the Audit Committee and is required to review such pre-approvals with the full Audit Committee at its next meeting.
HUMAN RESOURCES COMMITTEE REPORT
Overview
      The Human Resources Committee (the “Committee”) is composed exclusively of non-employee, independent directors within the meaning of the listing standards of the New York Stock Exchange, applicable SEC regulations, and the standards for independence in MoneyGram’s Corporate Governance Guidelines. The Committee oversees and reviews the compensation program for the Chief Executive Officer and other members of senior management including the Named Executive Officers listed below under “Executive Compensation and Other Information — Summary Compensation Table,” and determines and administers their compensation. In the case of the Chief Executive Officer, the compensation determination made by the Committee is also subject to approval by the full Board. The Committee also oversees the administration of employee benefits and benefit plans for MoneyGram and its subsidiaries. The Committee has retained a nationally recognized executive compensation consulting firm to assist the Committee in fulfilling its responsibilities.
      The Committee’s philosophy is to provide executive compensation programs that:

•	Support MoneyGram’s efforts to attract and retain high-caliber, experienced leaders;

•	Are reasonably related to the long-term interests of MoneyGram’s external stakeholders;

•	Encourage the highest level of performance, proactive contribution by individuals, and accountability for the overall success of MoneyGram; and

•	Support future growth and long-term value creation for stockholders.
When considering MoneyGram’s compensation programs, the Committee references market information and compares MoneyGram’s program with those of other companies. For this purpose, the Committee utilizes the data from several published surveys prepared by nationally recognized executive compensation consulting firms. In addition, the Committee has specifically considered compensation data in respect of a specific group of companies comprising a compensation survey group. This compensation survey group is different than the companies listed under “Stockholder Return Performance Graph” below.
      Companies in this compensation survey group are selected for inclusion in this group based on one or more of the following criteria:

•	The companies provide financial services or products, including services or products that compete with those of MoneyGram; or

•	The companies or an operating unit thereof are of similar size or require similar executive talent competencies, or have executive positions similar in breadth, complexity, and scope of responsibility; or

•	They compete, or may compete, with MoneyGram for executive talent.
In addition to the survey information and the market competitive pay reference points described above, the Committee also considers the following in determining executive compensation under MoneyGram’s compensation plans:

•	MoneyGram’s financial performance compared with its annual and long-term goals, as measured by, among other factors, net income, earnings per share growth, net revenue, and cash flow;

•	Each executive’s contributions to MoneyGram’s results;

•	The tactical and strategic value to MoneyGram of specific skill sets of certain key employees deemed of vital importance to MoneyGram’s future; and

•	MoneyGram’s business strategy, size, and complexity.
      As a general rule, the Committee endeavors to design programs that deliver total compensation for executives at or near the median of the relevant market reference points. Based on 2005 data provided by the retained compensation consultant and other nationally recognized executive compensation surveys, total compensation for MoneyGram’s executive officer group for 2005 generally ranked at or near median of the compensation survey group noted previously and the majority of the executive compensation surveys, with most executives ranked within the second and third quartiles (i.e., between the 25th and the 75th percentiles).
Key Elements of the Executive Officer Compensation Program
      MoneyGram’s compensation program consists of base salary, annual incentives, long-term incentives that include equity, retirement income, and limited perquisites. By design, a majority of the compensation awarded to the most senior executives is at-risk incentive compensation delivered in both cash and equity that is directly related to the creation of stockholder value through enhancements to the overall performance of MoneyGram and its operating units. An overview of each element of the compensation program follows.
Base Salary
      Each year, the Committee determines the base salaries for the Chief Executive Officer and the other executive officers of MoneyGram. Base salaries for executive officers were determined by reference to the compensation data described above as well as the principal job duties and responsibilities undertaken by such persons, individual performance, level of experience, and other relevant criteria. The compensation data considered consisted of base salaries paid for comparable positions at other organizations in the compensation survey group, base salaries for comparable positions determined from other nationally recognized executive compensation surveys, and base salaries for other positions within MoneyGram. The Committee does not assign a particular weight to each factor.
Annual Incentives
      MoneyGram’s annual incentive program is designed to focus executives on those measures identified as having a positive impact on MoneyGram’s business results. Annual incentives are paid under the Amended and Restated Management and Line of Business Incentive Plan (the “MIP”), which is administered by the Committee. The MIP provides for annual performance-based cash compensation to our key executives in order to provide them with an incentive to achieve performance goals established each year by the Committee, and to provide effective management and leadership to that end.
      Under the MIP, the Committee establishes performance targets for the fiscal year no later than 90 days after the beginning of the year, after receiving the recommendations of our Chief Executive Officer. An annual bonus funding limit is established for each executive based on net income from continuing operations for MoneyGram or the relevant business line. The Committee assigns target bonus levels to each executive, which are based on data from the compensation survey group and other nationally recognized executive compensation surveys, ranging from 80 percent to 90 percent of annual base salary for the Chief Executive Officer, and from 30 percent to 55 percent of annual base salary for the other executive officers. Bonus payments can exceed the targeted level, up to a maximum percentage of twice the annual target bonus level, if performance exceeds targeted levels and can decrease to zero if performance falls below targeted levels. Actual bonus awards depend on achievement of annual performance goals established by the Committee for MoneyGram or the relevant business line. For 2005, performance goals were established for operating income, cash flow, and other corporate goals, with the potential for an increase or decrease to the overall bonus pool based on achievement of a net revenue target. Once the formula has been applied, the Committee may adjust the actual bonus amounts in accordance with the terms of the MIP.
      For 2005, MoneyGram exceeded all performance goals for operating income, cash flow, net revenue and other corporate goals, which resulted in a maximum payment under the MIP. The resulting payments under the MIP to the Named Executive Officers are as follows: Mr. Milne: $1,056,800; Mr. Parrin: $369,400; Mr. Ryan: $327,500; Mr. Putney: $322,800; and Ms. Dutra: $264,900.
Long-Term Incentives
      The MoneyGram 2005 Omnibus Incentive Plan (the “2005 Plan”), approved by stockholders at the 2005 annual meeting, enables the grant of a variety of awards, including stock options, stock appreciation rights, restricted stock and stock units, and other awards comprised of or based on MoneyGram’s common stock to persons the Committee determines appropriate including the executive officers. Long-term incentives assist MoneyGram in focusing employee efforts on attaining performance goals over a number of years, a focus that is integral to MoneyGram’s continued success. Long-term incentives also form an important part of the strategy to retain top executives.
      Long-term incentive awards for each member of senior management usually consist of a grant comprised of three components: stock options, performance-based stock units, and time-vested restricted stock. In consultation with its independent consultant, the Committee first determines the value of the award to be granted to each recipient. Then, using valuation methodologies determined by the

Committee in consultation with its independent consultant, the award is allocated among those three components, with stock options generally targeted to deliver 40 percent of long-term incentive value, performance units generally targeted to deliver approximately 35 percent of the total long-term incentive value, and restricted stock generally targeted to deliver the remaining 25 percent.

•	Stock Options — Stock options vest over a three-year period, with one-third becoming exercisable on each anniversary of the grant date, and have a ten-year term. All options are granted with an exercise price equal to the fair market value of MoneyGram’s common stock on the date of grant. Option repricing, without stockholder approval, is prohibited by the terms of the 2005 Plan.

•	Performance Units — Performance-based stock units are granted for performance determined by the Committee, and the performance may be measured for a period of two to five years in duration. In 2005, the Committee granted performance units for the two-year performance period of 2005-2006 and for a three-year performance period of 2005-2007. The Committee also establishes the performance goals related to the performance units no later than 90 days after the beginning of the performance period. Performance units granted in 2005 were based on growth in earnings per share from continuing operations and net revenue. Payout under these awards is in cash at the conclusion of the performance period and may vary from 0 to 200 percent of an executive’s targeted payout, based on MoneyGram’s actual performance over the performance period. The performance units are equivalent to shares of MoneyGram common stock providing further incentive for the executives to create long-term value for stockholders.

•	Restricted Stock — Shares of restricted stock are granted subject to forfeiture if the service condition of generally three years is not satisfied. Dividends are paid to each holder of restricted stock.

•	Stock options, performance units and restricted stock awards all contain non-compete and other covenants relating to conduct by the executive and can be subject to forfeiture or repayment in the event the executive breaches those covenants.
Retirement Income and Deferred Compensation Plans
      MoneyGram provides retirement income and deferred compensation arrangements for its executives which the Committee believes are competitive in the financial services sector. As described below under “Executive Compensation and Other Information — Pension Plans,” certain employees, including the Named Executive Officers, participate in the MoneyGram Pension Plan and Travelers Express Company, Inc. Supplemental Pension Plan. In addition, in 2005, MoneyGram adopted a deferred compensation plan called the MoneyGram International, Inc. Supplemental 401(k) Plan which was amended, restated and renamed in February 2006 as the MoneyGram International, Inc. Deferred Compensation Plan. Executives and other employees who are limited as to the amount of deferrals allowed under our tax-qualified MoneyGram International, Inc. 401(k) Plan (“401(k) Plan”) or are limited by federal tax law as to the amount of matching or profit sharing contributions that may be allocated to them may be selected to participate in the Deferred Compensation Plan. The Deferred Compensation Plan is described in greater detail below under “Executive Compensation and Other Information — Deferred Compensation Plans.”
Perquisites
      MoneyGram provides limited perquisites to executive officers which the Committee believes will assist executives in performing services for MoneyGram. We pay dues at clubs for the Named Executive Officers and other designated executives. The Named Executive Officers also receive car allowances and assistance with financial and tax planning. In accordance with the terms of his employment agreement, our Chief Executive Officer is entitled to receive a home security system, an annual physical examination and use of the corporate aircraft for personal travel for a specified number of hours in accordance with the terms and conditions of applicable MoneyGram policies. See below under “Executive Employment

Agreement and Severance Plans — Chief Executive Officer Employment Agreement.” MoneyGram provides a tax gross-up payment for certain benefits. The amount of compensation attributed to these benefits is shown below under “Executive Compensation and Other Information — Summary Compensation Table.”
Stock Ownership Guidelines
      Stock ownership guidelines were adopted in 2005 to further align the interests of approximately 15 executives with those of our stockholders. Under the guidelines, executives are expected to acquire and hold common stock in an amount equal to a multiple of their base salary as determined by their position. The guidelines require five times base salary for the Chief Executive Officer, three times base salary for some executive officers and 1.5 times base salary for other executives. For purposes of these guidelines, stock ownership includes shares over which the executive has direct or indirect ownership or control, including restricted stock and stock units, but does not include unexercised stock options. Executives are expected to make meaningful progress toward achieving their ownership guidelines within five years of becoming subject to the guidelines. Mr. Milne has met his stock ownership guideline.
Compensation of the Chief Executive Officer
      In August 2005, the Committee approved a new employment agreement with Mr. Milne (“Employment Agreement”) which replaced the employment agreement that expired on July 31, 2005. The Employment Agreement has a term of three years, subject to one-year renewal provisions and early termination provisions as set forth therein. The Employment Agreement provides that Mr. Milne is entitled to (i) an initial base salary, subject to annual review by the Committee, (ii) participation in the MIP and MoneyGram’s long-term incentive plans and employee benefit plans, and (iii) specified medical benefits, retirement benefits and perquisites. The terms of the Employment Agreement are described in greater detail below under “Executive Employment Agreement and Severance Plans — Chief Executive Officer Employment Agreement.”
      Under the Employment Agreement, Mr. Milne’s initial base salary was set at $600,000, which was within the second quartile (i.e., between the 25th percentile and the median) of the relevant market reference points, including data provided from a nationally recognized executive compensation consulting firm. Effective in February 2006, the Committee increased Mr. Milne’s salary to $650,000 based on data provided by the consulting firm and the Committee’s assessment of Mr. Milne’s performance during 2005.
      Mr. Milne’s annual incentive award was based on the achievement of predetermined performance goals and subject to the limits of the funding formula established by the Committee at the beginning of the year for all executives under the MIP, as described above. For 2005, corporate performance goals were established under the MIP for operating income, cash flow, and other corporate goals, with the potential for an increase or decrease to the overall bonus pool based on achievement of a net revenue target. As noted above, MoneyGram exceeded all 2005 performance goals. In addition Mr. Milne’s performance exceeded individual objectives. As a result, the Committee awarded Mr. Milne the maximum payout under the MIP of $1,056,800.
      In 2005, the Committee awarded restricted stock, stock options and performance units to Mr. Milne as part of MoneyGram’s long-term incentive program described above. The Committee awarded Mr. Milne 25,000 shares of restricted stock that will vest three years after the grant date. The award was based on the Committee’s assessment of Mr. Milne’s performance and long-term potential as Chief Executive Officer. Mr. Milne received stock options to purchase 70,000 shares of MoneyGram common stock. The purpose of the grant was to align a significant portion of Mr. Milne’s pay to the increase in stockholder value. MoneyGram also provided Mr. Milne with two grants of performance units — one for the 2005-2006 performance period and one for the 2005-2007 performance period. Both awards were for 25,000 units and were subject to the same terms as all other performance unit grants as noted above. The units are intended to align a significant portion of Mr. Milne’s pay with financial performance that is expected to increase stockholder value.

      The intent and result of these compensation actions was to place Mr. Milne’s long-term incentive compensation and total compensation (total cash compensation plus all long-term incentive compensation) at the median of the relevant market reference points.
Policy with Respect to Qualifying Compensation for Deductibility
      MoneyGram’s ability to deduct compensation paid to Named Executive Officers is generally limited by Section 162(m) of the Internal Revenue Code to $1 million annually, unless certain conditions are met. To date, all compensation paid by MoneyGram to its executive officers has been deductible. It is the Committee’s policy to take reasonable steps to preserve the tax deduction provided by Section 162(m).

Respectfully Submitted,

Jess T. Hay, (Chair)
Judith K. Hofer
Linda Johnson Rice
Timothy R. Wallace

STOCKHOLDER RETURN PERFORMANCE GRAPH
      The following graph compares the cumulative total return from June 22, 2004 to December 30, 2005 for our common stock, our peer group index of payment services companies and the S&P 500 Index. Our common stock began trading on the New York Stock Exchange on June 22, 2004 on a when-issued basis in connection with the Spin-Off. The peer group index of payment services companies consists of: Ceridian Corporation, Certegy Inc., CSG Systems International Inc., DST Systems, Inc., eFunds Corporation, First Data Corporation, Fiserv, Inc., Global Payments Inc., Jack Henry & Associates, Inc. and Total System Services, Inc. The graph assumes the investment of $100 in each of our common stock, our peer group index and the S&P 500 Index on June 22, 2004, and the reinvestment of all dividends as and when distributed.
COMPARISON OF CUMULATIVE TOTAL RETURN
AMONG MONEYGRAM INTERNATIONAL, INC.,
PEER GROUP INDEX AND S&P 500 INDEX
CUMULATIVE TOTAL RETURN

	6/22/04	6/30/04	9/30/04	12/31/04	3/31/05	6/30/05	9/30/05	12/30/05

MONEYGRAM INTERNATIONAL, INC.	100.00	105.64	87.64	108.53	97.02	98.25	111.62	134.28
PEER GROUP INDEX	100.00	101.40	98.29	100.31	94.82	97.84	100.97	106.16
S&P 500 INDEX	100.00	100.00	98.13	107.19	104.89	106.32	110.16	112.46

EXECUTIVE COMPENSATION AND OTHER INFORMATION
Summary Compensation Table
      The following table contains compensation information for our Chief Executive Officer and our other four executive officers who were the most highly compensated for the year ended December 31, 2005 (the “Named Executive Officers”). Prior to June 30, 2004, we were a subsidiary of Viad. Compensation for those periods was determined by Viad.

					Long Term
		Annual Compensation			Compensation

				Other	Restricted	Securities	All
				Annual	Stock	Underlying	Other
Name and		Salary	Bonus	Compensation	Awards	Options	Compensation
Principal Position	Year	($)	($)(1)	($)(2)	($)(3)(4)(5)	(#)(6)	($)(7)

Philip W. Milne	2005	587,115	1,056,800	69,513	512,750	70,000	26,013
President, Chief	2004	495,712	684,800	35,923	654,675	36,600	25,286
Executive Officer	2003	415,385	228,500	38,767	289,191	45,700	5,631
David J. Parrin	2005	335,858	369,400	7,356	90,244	18,600	18,476
Executive Vice President,	2004	321,054	321,100	35,500	91,350	11,500	19,620
Chief Financial Officer	2003	307,048	115,000	18,614	132,618	12,500	-
Anthony P. Ryan	2005	327,456	327,500	5,463	69,734	14,500	16,832
Executive Vice President/	2004	312,692	294,600	27,508	96,425	12,100	16,046
Division President	2003	288,990	169,400	14,360	132,618	10,000	4,516
Global Funds Transfer
William J. Putney	2005	322,800	322,800	6,886	69,734	14,500	18,084
Executive Vice President,	2004	309,231	278,300	24,874	73,588	9,500	18,012
Chief Investment Officer	2003	294,231	100,000	10,147	116,210	10,000	6,000
Mary A. Dutra	2005	264,862	264,900	4,478	51,275	10,400	16,071
Executive Vice President/	2004	245,035	245,000	22,596	65,975	8,200	16,759
Division President	2003	226,060	113,000	9,855	70,411	8,500	6,000
Payment Systems

(1)	Bonuses represent awards in recognition of achievements under the Viad Corp Management Incentive Plan in 2003, the MoneyGram Management Incentive Plan in 2004 and MoneyGram’s Amended and Restated Management and Line of Business Incentive Plan in 2005.

(2)	For the Named Executive Officers, “Other Annual Compensation” for 2005 represents tax gross-up payments on benefits. For Mr. Milne, amounts include club dues, car allowance, and financial and tax planning services and, in addition, $28,713 for personal use of MoneyGram’s corporate aircraft, which amount was calculated using the aggregate incremental cost method and based on the variable operating costs to MoneyGram, including fuel costs, mileage, landing fees, flight planning, crew travel expenses and other miscellaneous variable costs. Fixed costs which do not change based on usage, such as pilot salaries and the cost of the corporate aircraft, are excluded. Amounts exclude the aggregate incremental costs, as they are de minimis, for additional passengers who travel on the corporate aircraft as invited guests on otherwise scheduled flights. See above under “Human Resources Committee Report — Perquisites” and below under “Executive Employment Agreement and Severance Plans — Chief Executive Officer Employment Agreement.”

(3)	Amounts for 2005 are based on the fair market value of $20.51 of our common stock on February 16, 2005, the grant date of the 2005 restricted stock awards. Amounts for 2004 and 2003 include the value of Viad restricted stock granted by Viad prior to the Spin-Off based on the closing price of Viad common stock on the date of grant. In the Spin-Off, each holder of Viad restricted stock received one share of MoneyGram restricted stock for each share of Viad restricted stock held on the record date of the Spin-Off. Dividends are paid on both Viad and MoneyGram restricted stock at the same rate as paid on the Viad and MoneyGram common stock, respectively.

(4)	The awards in each of 2003, 2004 and 2005 include a grant of restricted stock which vests in three equal annual installments beginning one year from the date of grant. The awards in 2003 and 2004 also include a grant of performance based restricted stock which vests, subject to forfeiture, based on the level of achievement of performance targets in the year of grant as follows: (a) if performance targets are met, the shares vest in three equal annual installments beginning one year from the date of grant; or (b) if performance targets are met at a level between 90% and 100% for the 2003 grant, or 80% and 100% for the 2004 grant, a fixed portion of 25% plus an additional ratable portion of up to 75% of the shares will vest in three equal annual installments beginning one year from the date of grant.

(5)	At December 31, 2005, the aggregate number and value of shares of MoneyGram and Viad restricted stock held by the Named Executive Officers were as follows, calculated based on the number of shares held and the closing price of the common stock on such date:

	MoneyGram
	Restricted Stock		Viad Restricted Stock
	Held at 12/31/2005		Held at 12/31/2005

Name	(#)	($)	(#)	($)

Philip W. Milne	91,283	$2,359,666	13,670	$403,538
David J. Parrin	15,533	401,528	600	17,712
Anthony P. Ryan	14,866	384,286	633	18,686
William J. Putney	12,916	333,879	483	14,258
Mary A. Dutra	8,799	227,454	433	12,782

(6)	Amounts for 2004 and 2003 represent the number of shares underlying options granted by Viad prior to the Spin-Off, which have not been adjusted to reflect Viad’s one-for-four reverse stock split effected July 1, 2004. At the time of the Spin-Off, each option to purchase a share of Viad common stock was converted into an option to purchase one share of Viad common stock and an option to purchase one share of MoneyGram common stock. The number of shares underlying options to purchase Viad common stock, adjusted for Viad’s one-for-four reverse stock split, was, for 2004 and 2003 respectively, as follows on July 1, 2004: Mr. Milne: 9,150 and 11,424; Mr. Parrin: 2,874 and 3,124; Mr. Ryan: 3,025 and 2,499; Mr. Putney: 2,374 and 2,500; and Ms. Dutra: 2,050 and 2,124.

(7)	Amounts represent the value of matching contributions under the Viad Corp. Employees’ Stock Ownership Plan made in the form of Viad common stock prior to the Spin-Off and the value of matching contributions under the 401(k) Plan made in the form of MoneyGram common stock after the Spin-Off. For 2005, amounts also include a profit sharing contribution and a supplemental profit sharing contribution, respectively, as follows: Mr. Milne: $6,300 and $11,313; Mr. Parrin: $6,300 and $3,776; Mr. Ryan: $6,300 and $3,524; Mr. Putney: $6,300 and $3,384; and Ms. Dutra: $6,300 and $1,646. For 2004, amounts also include a profit sharing contribution and a supplemental profit sharing contribution, respectively, as follows: Mr. Milne: $6,150 and $8,721; Mr. Parrin: $6,150 and $3,482; Mr. Ryan: $6,150 and $3,231; Mr. Putney: $6,150 and $3,127; and Ms. Dutra: $6,150 and $1,201.
Option Grants in Last Fiscal Year
      The table below provides information regarding options to purchase shares of MoneyGram common stock granted to the Named Executive Officers in 2005. The potential realizable values in the table below are presented for illustrative purposes only. They are calculated based solely on arbitrarily assumed rates of appreciation required by the SEC. The ultimate value of the options depends on the future performance of the common stock and overall stock market conditions. There can be no assurance that the potential realizable values shown in the table will be achieved.

	Individual Grants
					Potential Realizable
		% of Total			Value at Assumed
	Number of	Options			Annual Rates of Stock
	Securities	Granted to			Price Appreciation For
	Underlying	Employees	Exercise		Option Term
	Options	in Fiscal	Price	Expiration
Name	Granted	Year	($/Share) (1)	Date	5% ($)	10% ($)

Philip W. Milne	70,000	19.8%	$20.51	2/16/2015	$902,904	$2,288,136
David J. Parrin	18,600	5.3%	20.51	2/16/2015	239,914	607,990
Anthony P. Ryan	14,500	4.1%	20.51	2/16/2015	187,030	473,971
William J. Putney	14,500	4.1%	20.51	2/16/2015	187,030	473,971
Mary A. Dutra	10,400	2.9%	20.51	2/16/2015	134,146	339,952

(1)	The exercise price was equal to the market price of MoneyGram common stock on the date of grant. The options vest in three equal annual installments, beginning one year from the date of grant. The options are subject to forfeiture and non-competition provisions. The exercise price may be paid by delivery of already owned shares, and tax withholding obligations resulting from the exercise may be paid by surrendering a portion of the shares being acquired, subject to certain conditions. In the event of a change of control, the options vest immediately and may be surrendered for cash.

Aggregated Option Exercises in Last Fiscal Year And Fiscal Year-End Option Values
      The following table lists the number of MoneyGram shares acquired and the value realized as a result of option exercises relating to MoneyGram common stock during 2005 by the Named Executive Officers. The amounts listed in the column headed “Value of Unexercised In-the-Money Options at Fiscal Year-End,” unlike the amounts set forth in the column headed “Value Realized,” have not been, and might never be, realized. The underlying options might not be exercised; and actual gains on exercise, if any, will depend on the value of MoneyGram common stock on the dates of exercise. There can be no assurance that these values will be realized.

			Number of
			Securities Underlying		Value of Unexercised
			Unexercised Options		In-the-Money Options
	Shares		at Fiscal Year-End		at Fiscal Year-End
	Acquired on	Value
	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Name	(#) (1)	($)	(#)	(#)	($)	($)

Philip W. Milne	27,193	$280,924	253,094	114,513	$1,946,932	$720,862
David J. Parrin	-	-	21,634	31,966	172,124	202,025
Anthony P. Ryan	4,700	59,347	65,463	27,512	517,595	174,734
William J. Putney	3,550	49,559	59,518	25,432	504,507	161,154
Mary A. Dutra	3,764	41,660	48,208	19,792	406,924	127,349

(1)	Actual number of shares received is lower than the number of shares issued upon exercise due to surrendering of shares for payment of withholding taxes and exercise price. Mr. Milne surrendered 4,893 shares, for a net share issuance upon exercise of 22,300 shares. Mr. Ryan surrendered 2,417 shares, for a net share issuance upon exercise of 2,283 shares. Mr. Putney surrendered 1,529 shares, for a net share issuance upon exercise of 2,021 shares. Ms. Dutra surrendered 1,780 shares, for a net share issuance upon exercise of 1,984 shares.
Long-Term Incentive Plans — Awards in Last Fiscal Year
      The following table lists awards granted in 2005 to the Named Executive Officers under the MoneyGram International, Inc. Performance Unit Incentive Plan (the “Performance Unit Incentive Plan”).

	Number of Shares, Units or Other Rights (Units) (1)

	2005-2006	2005-2007
	Performance	Performance
Name	Period	Period

Philip W. Milne	25,000	25,000
David J. Parrin	6,130	6,130
Anthony P. Ryan	4,780	4,780
William J. Putney	4,780	4,780
Mary A. Dutra	3,430	3,430

(1)	There were two grants in 2005 under the Performance Unit Incentive Plan: a grant for performance in 2005 through 2006, for payout in 2007, and a grant for performance in 2005 through 2007, for payout in 2008. Payouts, which are in cash, will be based on MoneyGram’s performance against the pre- established performance targets for growth in earnings per share from continuing operations for the 2-year and 3-year performance periods. The performance units are denominated in shares of MoneyGram common stock (excluding dividends) and the number of units in the table represents the targeted payout. The actual payout may vary from 0 to 200 percent of the targeted payout, depending on MoneyGram’s performance against the pre-established performance targets. In the event of a change of control (as defined in the Performance Unit Incentive Plan), the awards become payable, calculated as if each of the pre-defined targets were met at 100 percent, and prorated from the date of the grant to the date of the change of control.

Pension Plans
      The following table shows estimated annual retirement benefits payable to executives who are covered participants for the years of service and compensation level indicated. It assumes retirement at age 65. If a participant retired earlier than age 65, the benefits would be reduced by 4% for each year between ages 62 and 65 and 5% for each year between ages 55 and 62. No reductions apply for retirees with 30 or more years of service.
      The benefits are paid under the MoneyGram Pension Plan (“MPP”) and applicable schedules of the Travelers Express Company, Inc. Supplemental Pension Plan (“Supplemental Pension Plan”). All benefit accruals under the MPP ceased as of December 31, 2003. Benefits continue to accrue under the Supplemental Pension Plan for the Named Executives. Benefits under the Supplemental Pension Plan generally vest when the participant has become fully vested in his or her benefit under the MPP, or achieves five years of service without regard to breaks in service. However, a participant’s right to receive benefits from and after January 1, 2000, is subject to compliance with a non-competition covenant. The compensation covered by these plans is annual salary and one-half of annual bonus, as reported in the Summary Compensation Table. Actual benefits will be calculated on the basis of the average of a participant’s last five years of covered compensation prior to retirement. The plans may be amended at any time, but benefits may not be retroactively reduced.
      Upon a change of control, our Chief Executive Officer’s benefits under the plans will become fully vested and will be paid out in a single lump sum payment, unless an acquiring entity’s long-term unsecured debt obligations have a credit rating from Standard & Poors of at least “A.”
Pension Plan Table

Years of Credited Service

Remuneration	10 Years	15 Years	20 Years	25 Years	30 Years

$200,000	$35,531	$53,297	$71,062	$88,828	$93,828
250,000	45,531	68,297	91,062	113,828	120,078
300,000	55,531	83,297	111,062	138,828	146,328
400,000	75,531	113,297	151,062	188,828	198,828
500,000	95,531	143,297	191,062	238,828	251,328
600,000	115,531	173,297	231,062	288,828	303,828
750,000	145,531	218,297	291,062	363,828	382,578
1,000,000	195,531	293,297	391,062	488,828	513,828
1,250,000	245,531	368,297	491,062	613,828	645,078
      The Internal Revenue Code (“Code”) and the Employee Retirement Income Security Act (“ERISA”) limit the annual benefits that may be paid from a tax-qualified retirement plan such as the MPP. As permitted by the Code and ERISA, the Supplemental Plan authorizes the payment of benefits calculated under provisions of the MPP that may be above the limits permitted under the Code and ERISA for those executives entitled to participate in the Supplemental Pension Plan.
      Benefits are computed on a single life annuity basis. The amounts shown are before any adjustment for joint and survivorship provisions, which would reduce the amounts shown in the table. To the extent benefits are subject to any offset amounts, including social security, such benefits reflect those reductions. To find the age 65 benefit, cross reference Years of Credited Service with the closest compensation amount listed in the Remuneration column.
      As of December 31, 2005, the years of credited service and covered compensation (base pay plus 50% of bonus) for the Named Executive Officers were as follows: Mr. Milne: 15 years, $929,515;

Mr. Parrin: 4 years, $496,408; Mr. Ryan: 11 years, $474,756; Mr. Putney: 13 years, $461,950; and Ms. Dutra: 18 years, $387,362.
Deferred Compensation Plans
      MoneyGram maintains a deferred compensation plan called the MoneyGram International, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”). Participants may elect to defer base salary and/or performance-based cash compensation, and MoneyGram may, in its discretion, match those deferrals in an amount up to 4% of the participant’s base earnings. In addition, executives and other employees who are limited as to the amount of deferral allowed under our tax-qualified 401(k) Plan or are limited by federal tax law as to the amount of matching or profit sharing contributions that may be allocated to them may be selected to participate in the Deferred Compensation Plan and will be credited with any profit sharing amounts that would have been made to the 401(k) Plan but for such limitations. Participants in the Deferred Compensation Plan have accounts established that reflect the value of their deferrals and MoneyGram’s contributions. These amounts are credited with earnings based upon investments approved by the Human Resources Committee of the Board of Directors, including fixed interest credits, notional mutual funds and an investment index. Generally, accounts are paid out upon a participant’s termination of employment, either in a single lump sum or in five annual installments as elected by the participant upon initial enrollment in the Deferred Compensation Plan. Participants may, in limited circumstances, obtain hardship withdrawals. Beginning with deferrals made after February 16, 2006, participants may elect to receive distributions during their term of employment.
      The Deferred Compensation Plan is unfunded, and we are not required to segregate physically any amounts of money or otherwise provide funding or security for any amounts credited to the participants’ accounts. The Deferred Compensation Plan is a plan covered under a grantor trust pursuant to the MoneyGram International, Inc. Executive Compensation Trust Agreement established to fund obligations under such plan in the event of an actual or potential change of control (as defined in the trust agreement). MoneyGram may, from time to time, amend, suspend or terminate the Deferred Compensation Plan, in whole or in part, but no such amendment, suspension, or termination may adversely affect the participants’ right to receive payment of the entire amount credited to their accounts as of the date of the action. If MoneyGram terminates the Deferred Compensation Plan, accounts will be paid out in a single lump sum.
      Select management or highly compensated employees were formerly able to defer the receipt of incentive compensation under a Viad deferred compensation plan assumed by MoneyGram. The plan is not currently active and no new deferrals are made thereunder except by dividend reinvestment.
EXECUTIVE EMPLOYMENT AGREEMENT AND SEVERANCE PLANS
Chief Executive Officer Employment Agreement
      Mr. Milne is employed pursuant to an employment agreement effective July 1, 2005 under which he has agreed to serve as our President and Chief Executive Officer and as a director. The term of his agreement continues for three years, and is automatically renewed in one-year increments unless terminated by the Human Resources Committee upon at least six months’ prior notice. The agreement provided for an initial annual base salary of $600,000, subject to adjustment by action of the Human Resources Committee and the Board, which was increased to $650,000 effective in February 2006. The agreement also provides that Mr. Milne is entitled to participate in incentive compensation and other benefit programs, and to receive perquisites, including tax and financial planning services, payment of health club, luncheon club, and country club dues, use of an automobile and reserved parking, a home security system and an annual physical examination, all in accordance with the terms and conditions of applicable MoneyGram policies as may be in effect and/or amended from time to time. The agreement provides that for safety and security purposes, Mr. Milne shall, whenever possible, use the corporate aircraft for all business-related travel and shall be entitled to travel first class on commercial airlines when the corporate aircraft is unavailable. Mr. Milne shall also be entitled to use the corporate aircraft for personal travel in accordance with MoneyGram policies. Payment of awards under the incentive compensation plans is subject to the sole discretion of the Human Resources Committee.
      The agreement may be terminated by MoneyGram for various reasons including for cause (as defined in the agreement) at the discretion of the Board. In the event of termination for cause, death, disability (as defined in the agreement) or retirement, Mr. Milne would not be entitled to any salary following the date of termination, but would be entitled to certain continued benefits. In the event of a termination at the discretion of the Board, Mr. Milne would be entitled to 2.99 times his then-current base salary, plus a pro rata portion of his then-current target bonus and, as applicable, a gross-up payment for taxes, all payable in a single sum, and his benefits would continue for three years. In addition, all stock options and restricted stock would become fully vested, and he would receive a pro rata payment of any outstanding Performance Unit Incentive Plan awards (at target), plus outplacement benefits. Mr. Milne would also receive these same amounts if he terminates his employment for good reason, which includes, among other reasons, a reduction in his authority, duties, or responsibilities, or if MoneyGram materially breaches the employment agreement or notifies Mr. Milne of its intent not to extend the term. Mr. Milne may terminate his employment in his sole discretion upon ninety days’ notice, in which event he is not entitled to receive further compensation or severance. In the event that Mr. Milne’s employment terminates in connection with a change of control (as defined in the MoneyGram International, Inc. Executive Severance Plan (Tier I) described below), he shall receive the benefits set forth in such severance plan in lieu of the severance payments set forth in his employment agreement. Under the agreement, Mr. Milne is subject to a two-year non-competition provision.
Severance Plans
      MoneyGram maintains two executive severance plans, the MoneyGram International, Inc. Executive Severance Plan (Tier I) and the MoneyGram International, Inc. Executive Severance Plan (Tier II), which cover, as applicable, the Named Executive Officers and other executive officers. Participation in the applicable plan requires the approval of the Human Resources Committee. Our executive severance plans provide the covered participants thereunder with severance benefits if the participant’s employment is terminated by MoneyGram without cause, or by the participant for good reason (as those terms are defined in the plans), within 36 months for the Tier I plan or within 18 months for the Tier II plan, after a change of control (as defined in the plans). Severance benefits under the plans include lump-sum severance compensation equal to a multiple of the following sum (or, in the case of the Tier II plan, two times such sum):

•	The participant’s highest annual salary;

•	The participant’s greatest cash bonus under the Amended and Restated Management and Line of Business Incentive Plan for any of the preceding four years or, if higher, his or her target bonuses for the fiscal year in which the change of control occurs; and

•	The participant’s greatest cash bonus under the Performance Unit Incentive Plan for any of the preceding four years or, if higher, the aggregate value of shares when earned during a performance period under any performance-related restricted stock award during the preceding four years, or if higher, the aggregate value at the time of grant of target shares awarded to the participant under the performance-related restricted stock programs for the fiscal year in which the change of control occurs.
      The multiple under the Tier I plan generally equals three times a fraction, the numerator of which is 36 minus the number of full months the participant was employed following the change of control, and the denominator of which is 36. The multiple under the Tier II plan generally equals a fraction, the numerator of which is 24 minus the number of full months the participant was employed following the change of control, and the denominator of which is 24.
      The participant will also receive continued welfare benefits coverage for the applicable severance period, an additional pension benefit as if he or she continued to work for the same period, and outplacement benefits. In no event will a participant’s severance under a severance agreement be less than the severance he or she would receive under one of the applicable severance plans. In the case of termination without good cause or good reason, the severance period under the Tier I plan is three years times a fraction (or, in the case of a voluntary termination, two years times such fraction), the numerator of which is 36 minus the number of full months the participant was employed following a change of control, and the denominator of which is 36. The severance period under the Tier II plan is two years times a fraction, the numerator of which is 24 minus the number of full months the participant was employed following a change of control, and the denominator of which is 24.
      The plans also provide a tax gross-up feature to make the participants whole for any federal excise taxes on change of control payments, and for payment of any legal fees incurred by the participants to enforce their rights under the applicable plan.
Effect of Change of Control on Executive Benefits
      Several of our compensation and benefit plans contain provisions for enhanced benefits upon a change of control of MoneyGram. These enhanced benefits include immediate vesting of stock options, restricted stock, performance based restricted stock, and stock unit awards, and the ability to surrender options for cash. In addition, a pro-rata portion of the annual cash bonuses payable under the Amended and Restated Management and Line of Business Incentive Plan would become immediately payable, calculated on the basis of achievement of performance goals through the date of the change of control, and a cash payment pursuant to the Performance Unit Incentive Plan would become payable, calculated as if each of the pre-defined targets were met at 100%, and prorated from the date of the grant to the date of the change of control. Pursuant to the Supplemental Pension Plan, the Chief Executive Officer may also be entitled to accelerated vesting of benefits, depending upon the credit rating of the acquiring entity.
PROPOSAL 2: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2006
      The Audit Committee of our Board of Directors has selected Deloitte & Touche LLP (“Deloitte”) as independent registered public accountants to audit MoneyGram’s books and accounts for the fiscal year ending December 31, 2006, subject to ratification by the stockholders. Deloitte has audited the books and accounts of MoneyGram since 2004. Representatives of Deloitte are expected to be present at the meeting with the opportunity to make a statement and to respond to appropriate questions. Stockholder ratification of the appointment of Deloitte as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board of Directors is submitting the appointment of Deloitte to the stockholders for ratification as a matter of good corporate practice. In the event this appointment is not ratified by our stockholders, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating our independent registered public accounting firm, may in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of MoneyGram and its stockholders.
Board Voting Recommendation
      The Board recommends to the stockholders that they vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2006. The vote required to ratify the appointment is a majority of the shares present in person or by proxy at the meeting and entitled to vote on the matter.
VOTING PROCEDURES
Voting Procedures
      The presence at the annual meeting, in person or by proxy, of a majority of shares of our common stock issued and outstanding and eligible to vote will constitute a quorum for the transaction of business at the meeting. In general, shares of common stock either represented by a properly signed and returned proxy card, or properly voted by telephone or on the internet, will be counted as shares present and entitled to vote at the meeting for purposes of determining a quorum. Proxies received but marked as abstentions (or “withhold authority” with respect to one or more directors) and “broker non-votes” will be included in the number of shares considered to be present at the meeting for purposes of determining a quorum.
      Proxies will be voted as specified by the stockholder. Signed proxies that lack any specification will be voted “FOR” the election of all nominees for directors listed in this proxy statement and “FOR” the ratification of Deloitte as our independent registered public accounting firm for 2006, except with respect to the 401(k) Plan as described below.
      Election of Directors (Proposal 1). The four director nominees receiving the highest number of votes will be elected. Stockholders who do not wish their shares to be voted for a particular nominee may withhold their vote on the proxy card, or by following the telephone or internet instructions. Shares represented by a properly executed proxy marked “withhold authority” with respect to one or more directors will not be voted with respect to the director or directors indicated and will have no effect on the outcome of the vote.
      Ratification of Independent Registered Public Accounting Firm (Proposal 2). The affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote on the proposal is required for ratification of the appointment of Deloitte as our independent registered public accounting firm for 2006. A proxy marked “abstain” with regard to this proposal will have the effect of a vote against this proposal.
      If you are a participant in the 401(k) Plan of MoneyGram International, Inc., your proxy will serve as a voting instruction to the Trustee. If no voting instructions are received from a participant in a 401(k) Plan, the Trustee will vote those shares in accordance with the majority of shares voted in such Plan for which instructions were received or in the discretion of such Trustee as its fiduciary duty may require.
Revoking Your Proxy
      Proxies may be revoked if you:

•	Deliver a signed, written revocation letter, dated later than the proxy, to Teresa H. Johnson, Executive Vice President, General Counsel and Secretary, at our Minneapolis address first listed at the beginning of this Proxy Statement.

•	Deliver a signed proxy, dated later than the prior proxy, to MoneyGram International, Inc. c/o Wells Fargo Shareowner Services, 161 N Concord Exchange Street, St. Paul, Minnesota 55075.

•	Vote again by telephone or on the internet prior to the meeting.

•	Attend the meeting and vote in person rather than by proxy. Your attendance at the meeting will not revoke your proxy unless you choose to vote in person.
Solicitation of Proxies
      The cost of solicitation will be borne by MoneyGram. Solicitation of proxies will be made primarily through the use of the mails. Proxies may be solicited on our behalf by directors, officers or employees, in person or by telephone, electronic transmission and facsimile transmission. No additional compensation will be paid to such persons for such solicitation. MoneyGram will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to beneficial owners of shares.

STOCKHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING
      In order for a stockholder proposal, including a director nomination, to be considered for inclusion in our proxy statement for the 2007 annual meeting of stockholders, the written proposal must be received at our principal executive offices at 1550 Utica Avenue South, Minneapolis, Minnesota 55416, Attention: Corporate Secretary, on or before December 1, 2006. The proposal must comply with SEC regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials. In accordance with our bylaws, in order for a stockholder proposal not included in our proxy statement to be properly brought before the 2007 annual meeting, a stockholder’s notice of the matter the stockholder wishes to present must comply with the requirements set forth in our bylaws, and specifically, must be delivered to the Corporate Secretary of MoneyGram at our principal offices in Minneapolis, Minnesota, not less than 90 nor more than 120 days prior to the first anniversary of the date of this year’s annual meeting. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our bylaws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than January 9, 2007, and no later than February 8, 2007.
ANNUAL REPORT TO STOCKHOLDERS AND FORM 10-K
      Our 2005 Annual Report to Stockholders, including financial statements for the year ended December 31, 2005, accompanies this proxy statement. Stockholders who wish to obtain an additional copy of our Annual Report and/or a copy of the Form 10-K filed with the SEC for the year ended December 31, 2005, may do so without charge by viewing these documents on our website at www.moneygram.com or by writing to MoneyGram International, Inc., 1550 Utica Avenue South, Minneapolis, Minnesota 55416, Attention: Investor Relations.
OTHER MATTERS
      We do not know of any other matters that may be presented for consideration at the annual meeting. If any other business does properly come before the annual meeting, the persons named as proxies on the enclosed proxy card will vote as they deem in the best interests of MoneyGram.

TERESA H. JOHNSON
Executive Vice President, General Counsel
and Secretary
Dated: March 31, 2006

MONEYGRAM INTERNATIONAL, INC.
ANNUAL MEETING OF STOCKHOLDERS
Tuesday, May 9, 2006
9:00 a.m. Central Time
The Grand Hotel — Grand Ballroom I
615 Second Avenue South
Minneapolis, Minnesota 55402

MoneyGram International, Inc. 1550 Utica Avenue South Minneapolis, Minnesota 55416	proxy

This proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting of Stockholders to be held on Tuesday, May 9, 2006.
The shares of stock you hold in your account will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR” Items 1 and 2, except that if you are a participant in the MoneyGram International, Inc. 401(k) Plan, the plan’s Trustee will vote those shares in accordance with the majority of shares voted in such Plan for which instructions were received, or in the discretion of such Trustee as its fiduciary duty may require.
By signing the proxy, you revoke all prior proxies and appoint Philip W. Milne and Teresa H. Johnson (the “Named Proxies”), and each of them, as attorneys and proxies, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.
It is important that you vote, sign and return your proxy as soon as possible, whether or not you plan on attending the meeting.
See reverse for voting instructions.

COMPANY #
There are three ways to vote your Proxy
VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ««« EASY ««« IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. Central Time on Monday, May 8, 2006.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the instructions that are provided.
Your telephone vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY INTERNET — http://eproxy.com/mgi/ — QUICK ««« EASY ««« IMMEDIATE
•	Use the internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. Central Time on Monday, May 8, 2006.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the instructions that appear on the website to obtain your records and create an electronic ballot.
Your Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to MoneyGram International, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.
If you vote by Phone or Internet, please do not mail your Proxy Card

ò	Please detach here	ò

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of directors:	01 Robert H. Bohannon	03 Douglas L. Rock	☐	Vote FOR	☐	Vote WITHHELD
		02 Donald E. Kiernan	04 Othón Ruiz Mantemayor		all nominees		from all nominees
(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2006.	☐	For	☐	Against	☐	Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 AND 2, EXCEPT THAT IF YOU ARE A PARTICIPANT IN THE MONEYGRAM INTERNATIONAL, INC. 401(K) PLAN, THE PLAN’S TRUSTEE WILL VOTE THOSE SHARES IN ACCORDANCE WITH THE MAJORITY OF SHARES VOTED IN SUCH PLAN FOR WHICH INSTRUCTIONS WERE RECEIVED, OR IN THE DISCRETION OF SUCH TRUSTEE AS ITS FIDUCIARY DUTY MAY REQUIRE.

Address Change? Mark box ☐ Will Attend Meeting? ☐	Date

Indicate changes below.

Signature(s) in Box
Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.